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                                                                    Exhibit 10.1

                              EMPLOYMENT AGREEMENT


         This EMPLOYMENT AGREEMENT ("Agreement") is effective as of January 31, 2003 (the "Effective Date"), by and between REPUBLIC SERVICES, INC., a Delaware corporation (the "Company"), and MICHAEL CORDESMAN, a Florida resident (the "Employee").

         Employee and the Company are parties to that Executive Employment Agreement dated as of May 14, 2001 (the "Existing Employment Agreement").

         Employee is currently an employee of the Company and is considered a valued employee that Company desires to retain by reconfirming the employment relationship pursuant to the terms of this Agreement.

         In consideration of the mutual representations, warranties, covenants and agreements contained in this Agreement and other good and valuable consideration the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:

         1.       EMPLOYMENT.

                  (a) RETENTION. The Company agrees to employ and/or continue the employment of the Employee as its President and Chief Operating Officer, and the Employee agrees to accept such employment, subject to the terms and conditions of this Agreement.

                  (b) EMPLOYMENT PERIOD. This Agreement shall commence on the Effective Date and, unless terminated in accordance with the terms of this Agreement shall continue in effect on a rolling two- year basis, such that at any time during the term of this Agreement there will be two years remaining (the "Employment Period"). Notwithstanding the evergreen nature of the Employment Period, the Company may terminate Employee at any time in accordance with the provisions of Section 3 of this Agreement.

                  (c) DUTIES AND RESPONSIBILITIES. During the Employment Period, the Employee shall serve as President and Chief Operating Officer and shall have such authority and responsibility and perform such duties as may be assigned to him from time to time by the Chief Executive Officer of the Company, and in the absence of such assignment, such duties as are customary to Employee's office and as are necessary or appropriate to the business and operations of the Company. During the Employment Period, the Employee's employment shall be full time and the Employee shall perform his duties honestly, diligently, in good faith and in the best interests of the Company and shall use his best efforts to promote the interests of the Company.

                  (d) OTHER ACTIVITIES. Except upon the prior written consent of the Company, the Employee, during the Employment Period, will not accept any other employment. The Employee shall be permitted to engage in any non-competitive businesses, not-for-profit organizations and other ventures, such


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as passive real estate investments, serving on charitable and civic boards and organizations, and similar activities, so long as such activities do not materially interfere with or detract from the performance of Employee's duties or constitute a breach of any of the provisions contained in Section 6 of this Agreement.

         2.       COMPENSATION.

                  (a) BASE SALARY. In consideration for the Employee's services hereunder and the restrictive covenants contained herein, the Employee shall be paid an annual base salary of $425,000 commencing on February 28, 2003 and continuing until February 29, 2004 (the "Base Salary"). Notwithstanding the foregoing, Employee's Base Salary may be increased at anytime and from time to time to levels greater than the level set forth in the preceding sentence at the discretion of the Board of Directors of the Company to reflect merit or other increases. The Employee's Base Salary for any period following February 29, 2004 shall remain at the level specified herein unless the Board of Directors expressly provides otherwise.

                  (b) BONUS. In addition to the Base Salary, the Employee shall be eligible to receive a bonus ("Bonus") in an amount up to 50% of the Employee's Base Salary during the 2003 Fiscal Year. The Bonus shall be based on the achievement of corporate goals and objectives as established by the Compensation Committee of the Board of Directors. The achievement of said goals and objectives shall be determined by the Compensation Committee of the Board of Directors. With respect to any Fiscal Year during which the Employee is employed by the Company for less than the entire Fiscal Year, the Bonus shall be prorated for the period during which the Employee was so employed. The Bonus shall be payable within thirty (30) days after the end of the Company's Fiscal Year. The term "Fiscal Year" as used herein shall mean each period of twelve
(12) calendar months commencing on January 1st of each calendar year during the Employment Period and expiring on December 31st of such year. The maximum percentage of Base Salary which the Employee's Bonus for any year after the 2003 Fiscal Year may represent shall remain as set for the 2003 Fiscal Year unless the Board of Directors expressly provides otherwise.

                  (c) MERIT AND OTHER BONUSES. Employee shall be entitled to such other bonuses as may be determined by the Board of Directors of the Company or by a committee of the Board of Directors as determined by the Board of Directors, in its sole discretion.

                  (d) EXISTING STOCK OPTIONS. The Company has issued to the Employee options to purchase shares of the Company's Common Stock pursuant to the terms of various Option Agreements and the terms of the Company's 1998 Stock Incentive Plan, as amended and restated (the "Outstanding Option Grants"). The options issued or to be issued under the Outstanding Option Grants shall continue to be subject to the terms of the Option Agreements, except to the extent otherwise provided for in this Agreement.

                  (e) OTHER STOCK OPTIONS. The Employee shall be entitled to participate and receive option grants under the 1998 Stock Incentive Plan, as amended and restated, and such other incentive or


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stock option plans as may be in effect from time-to-time, as determined by the
Board of Directors of the Company.

                  (f) OTHER COMPENSATION PROGRAMS. The Employee shall be entitled to participate in the Company's incentive and deferred compensation programs and such other programs as are established and maintained for the benefit of the Company's employees or executive officers, subject to the provisions of such plans or programs.

                  (g) HEALTH INSURANCE. The Company shall pay for Employee's and his family's health insurance including without limitation comprehensive major medical and hospitalization coverage including dental and optical coverage under all group medical plans from time to time in effect for the benefit of the Company's employees or executive officers.

                  (h) LIFE INSURANCE. The Company shall purchase and maintain in effect one or more term insurance policies on the life of the Employee in an aggregate amount not less than two times his Base Salary in effect from time to time during the term of employment. The beneficiary of such policy shall be the person or persons who the Employee designates in writing to the Company.

                  (i) DISABILITY INSURANCE. The Company shall pay for the Employee to participate in the Company's disability insurance in effect from time to time. The Company shall pay for the maximum coverage commercially available. To the extent the Company does not have a disability insurance plan or other retirement plan, then the Company shall arrange, at its expense, for the Employee to participate in such plan.

                  (j) OTHER BENEFITS. During the term of this Agreement, the Employee shall also be entitled to participate in any other health insurance programs, life insurance programs, disability programs, stock option plans, bonus plans, pension plans and other fringe benefit plans and programs as are from time to time established and maintained for the benefit of the Company's employees or executive officers, subject to the provisions of such plans and programs.

                  (k) EXPENSES. The Employee shall be reimbursed for all out-of-pocket expenses reasonably incurred by him on behalf of or in connection with the business of the Company, pursuant to the normal standards and guidelines followed from time to time by the Company.

                  (l) TAX AND ESTATE PLANNING. During the term of this Agreement, the Employee shall be reimbursed, on an annual basis, for all out-of-pocket expenses reasonably incurred by him for financial, tax and estate planning, provided that the total amount of such reimbursement for any year shall not exceed two percent (2%) of his Base Salary in such year. The Employee shall retain the right to determine the provider for any such services.

         3.       TERMINATION.


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                  (a)      FOR CAUSE. The Company shall have the right to
terminate this Agreement and to discharge the Employee for Cause (as defined below), at any time during the term of this Agreement. Termination for Cause shall mean, during the term of this Agreement, (i) Employee's willful and continued failure to substantially perform his duties after he has received written notice from the Company identifying the actions or omissions constituting willful and continued failure to perform, (ii) Employee's conduct that would constitute a crime under federal or state law, (iii) Employee's actions or omissions that constitute fraud, dishonesty or gross misconduct,
(iv) Employee's breach of any fiduciary duty that causes material injury to the Company, (v) Employee's breach of any duty causing material injury to the Company, (vi) Employee's inability to perform his material duties to the reasonable satisfaction of the Company due to alcohol or other substance abuse, or (vii) any violation of the Company's policies or procedures involving discrimination, harassment, substance abuse or work place violence. Any termination for Cause pursuant to this Section shall be given to the Employee in writing and shall set forth in detail all acts or omissions upon which the Company is relying to terminate the Employee for Cause.

         Upon any determination by the Company that Cause exists to terminate the Employee, the Company shall cause a special meeting of the Board of Directors to be called and held at a time mutually convenient to the Board of Directors and Employee, but in no event later than ten (10) business days after Employee's receipt of the notice that the Company intends to terminate the Employee for Cause. Employee shall have the right to appear before such special meeting of the Board of Directors with legal counsel of his choosing to refute such allegations and shall have a reasonable period of time to cure any actions or omissions which provide the Company with a basis to terminate the Employee for Cause (provided that such cure period shall not exceed 30 days). A majority of the members of the Board of Directors must affirm that Cause exists to terminate the Employee. No finding by the Board of Directors will prevent the Employee from contesting such determination through appropriate legal proceedings provided that the Employee's sole remedy shall be to sue for damages, not reinstatement, and damages shall be limited to those that would be paid to the Employee if he had been terminated without Cause. In the event the Company terminates the Employee for Cause, the Company shall only be obligated to continue to pay in the ordinary and normal course of its business to the Employee his Salary plus accrued but unused vacation time through the termination date and the Company shall have no further obligations to Employee from and after the date of termination.

                  (b) RESIGNATION BY EMPLOYEE WITHOUT GOOD REASON. If the Employee shall resign or otherwise terminate his employment with the Company at anytime during the term of this Agreement, other than for Good Reason (as defined below), the Employee shall only be entitled to receive his accrued and unpaid Salary through the termination date, and the Company shall have no further obligations under this Agreement from and after the date of resignation.

                  (c) TERMINATION BY COMPANY WITHOUT CAUSE AND BY EMPLOYEE FOR GOOD REASON. At any time during the term of this Agreement, (i) the Company shall have the right to terminate this Agreement and to discharge the Employee without Cause effective upon delivery of written notice to


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the Employee, and (ii) the Employee shall have the right to terminate this
Agreement for Good Reason effective upon delivery of written notice to the Company. For purposes of this Agreement, "Good Reason" shall mean: (i) the Company has materially reduced the duties and responsibilities of the Employee to a level not appropriate for an officer of a publicly-traded company holding the position provided for in Section 1(a), (ii) the Company has breached any material provision of this Agreement and has not cured such breach within 30 days of receipt of written notice of such breach from the Employee, (iii) Company has reduced the Employee's annual Salary by more than 10% from the prior Fiscal Year (nothing in this clause implies that the Company may reduce the Employee's Salary below the levels provided for in Section 2(a)), (iv) the Company has terminated the Employee's participation in one or more of the Company's sponsored benefit or incentive plans and no other executive officer has had his participation terminated, (v) a failure by the Company (1) to continue any bonus plan, program or arrangement in which Employee in which Employee is entitled to participate ("Bonus Plans"), provided that any such Bonus Plans may be modified at the Company's discretion from time to time but shall be deemed terminated if (x) any such plan does not remain substantially in the form in effect prior to such modification and (y) if plans providing Employee with substantially similar benefits are not substituted therefor ("Substitute Plans"), or (2) to continue Employee as a participant in the Bonus Plans and Substitute Plans on at least a basis which is substantially the same as to potential amount of the bonus the Employee participated in prior to any change in such plans or awards, in accordance with the Bonus Plans and the Substitute Plans (a plan shall be considered to be on a basis substantially the same as another if the potential amount payable thereunder is at least 90% of the potential amount payable under the other plan), (vi) the Employee's office is relocated by the Company to a location which is not located within the Florida counties of Miami-Dade, Broward or Palm Beach, or (vii) the Company's termination without Cause of the continuation of the Employment Period provided in this Agreement. Upon any such termination by the Company without Cause, or by the Employee for Good Reason, the Company shall pay to the Employee all of the Employee's accrued but unpaid Salary through the date of termination, and continue to pay to or provide for the Employee (a) his Salary payable in accordance with Section 2(a) for two (2) years from the date of termination, when and as the same would have been due and payable hereunder but for such termination, (b) all health benefits in which Employee was entitled to participate at any time during the 12-month period prior to the date of termination, until the earliest to occur of the second anniversary of the date of termination, the Employee's death, or the date on which the Employee becomes covered by a comparable health benefit plan by a subsequent employer; provided, however, that in the event that Employee's continued participation in any health benefit plan of the Company is prohibited, the Company will arrange to provide Employee with benefits substantially similar to those which Employee would have been entitled to receive under such plan for such period on a basis which provides Employee with no additional after tax cost, (c) all stock option grants, or other stock grants whether part of the Outstanding Option Grant or any options issued during the term of this Agreement, will immediately vest and such options will remain exercisable for the lesser of the unexpired term of the option without regard to the termination of Employee's employment or two
(2) years from the date of termination of employment, (d) all long term incentive cash grants provided to the Employee shall immediately vest as if all targets and conditions had been met and shall be paid by the Company to the Employee at such times as the Company would have been required to make such payments if this Agreement had remained in effect, provided, however, that in the case of incentives


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partially or completely contingent on the providing of service for a specific period of time, the total amount to be paid by the Company shall be equal to the maximum amount payable if all conditions were met, multiplied by a fraction, the numerator of which is the period of service that would have been served if the Employee's employment had terminated as of the last day of the fiscal year in which his employment was terminated, and the denominator of which is the total period of time specified as a condition to the incentive, and (e) as of the termination date the Employee shall be paid the balance of all amounts credited to Employee's deferred compensation account plus a gross-up payment to reimburse the Employee for all income and other taxes imposed with respect to the payment of said balance and all income and other taxes arising as a result of said gross-up payment such that the payment of the deferred compensation balance of the Employee is made to the Employee free of all taxes thereon whatsoever (collectively, the foregoing consideration payable to the Employee shall be referred to herein as the "Severance Payment"). Other than the Severance Payment, the Company shall have no further obligation to the Employee except for the obligations set forth in Section 13 of this Agreement after the date of such termination; provided, however, that the Employee shall only be entitled to continuation of the Severance Payments as long as he is in compliance with the provisions of Sections 6 and 7 of this Agreement.

                  (d) DISABILITY OF THE EMPLOYEE. This Agreement may be terminated by the Company upon the Disability of the Employee. "Disability" shall mean any mental or physical illness, condition, disability or incapacity which prevents the Employee from reasonably discharging his duties and responsibilities under this Agreement for a period of 180 consecutive days. In the event that any disagreement or dispute shall arise between the Company and the Employee as to whether the Employee suffers from any Disability, then, in such event, the Employee shall submit to the physical or mental examination of a physician licensed under the laws of the State of Florida, who is mutually agreeable to the Company and the Employee, and such physician shall determine whether the Employee suffers from any Disability. In the absence of fraud or bad faith, the determination of such physician shall be final and binding upon the Company and the Employee. The entire cost of such examination shall be paid for solely by the Company. In the event the Company has purchased Disability insurance for Employee, the Employee shall be deemed disabled if he is completely (fully) disabled as defined by the terms of the Disability policy. In the event that at any time during the term of this Agreement the Employee shall suffer a Disability and the Company terminates the Employee's employment for such Disability, such Disability shall be considered to be a termination by the Company without Cause or a termination by the Employee for Good Reason and the Severance Payments shall be paid to the Employee to the same extent and in the same manner as provided for in paragraph (c) above, except that payment of the Salary in accordance with said paragraph shall be mitigated to the extent payments are made to the Employee pursuant to disability insurance programs maintained by the Company.

                  (e) DEATH OF THE EMPLOYEE. If during the term of this Agreement the Employee shall die, then the employment of the Employee by the Company shall automatically terminate on the date of the Employee's death. In such event, the Employee's death shall be considered to be a termination by the Company without Cause or a termination by the Employee for Good Reason and the Severance Payments shall be paid to the Employee's personal representative or estate to the same extent and in the same manner


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as provided for in paragraph (c) above, without mitigation for any insurance policies or other benefits held by the Employee. Once such payments have been made to the Employee's personal representative or estate as the case may be, the Company shall have no further obligations under this Agreement or otherwise to said personal representative or estate, or to any heirs of the Employee.

         4.       TERMINATION OF EMPLOYMENT BY EMPLOYEE FOR CHANGE OF CONTROL.

                  (a) TERMINATION RIGHTS. Notwithstanding the provisions of Section 2 and Section 3 of this Agreement, in the event that there shall occur a Change of Control (as defined below) of the Company and within two years after such change of Control the Employee's employment hereunder is terminated by the Company without Cause or by the Employee for Good Reason, then the Company shall be required to pay to the Employee (i) the Severance Payment provided in Section 3(c) shall be for three (3) years from the date of termination and that the Severance Payment shall be paid in a single lump sum in full, (ii) the product of three multiplied by the maximum Bonus that Employee would have been eligible for with respect to the Fiscal Year in which such termination occurs, assuming that all performance objectives are met, in a single lump sum. The foregoing payments shall be made no later than 10 days after the Employee's termination pursuant to this Section 4. To the extent that payments are owed b the Company to the Employee pursuant to this Section 4, they shall be made in lieu of payments pursuant to Section 3, and in no event shall the Company be required to make payments or provide benefits to the Employee under both Section 3 and Section 4.

                  (b) CHANGE OF CONTROL OF THE COMPANY DEFINED. For purposes of this Section 4, the term "Change of Control of the Company" shall mean any change in control of the Company of a nature which would be required to be reported (i) in response to Item 6(e) of Schedule 14A of Regulation 14A, as in effect on the date of this Agreement, promulgated under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), (ii) in response to Item 1 of the Current Report on Form 8-K, as in effect on the date of this Agreement, promulgated under the Exchange Act, or (iii) in any filing by the Company with the Securities and Exchange Commission; provided, however, that without limitation, a Change of Control of the Company shall be deemed to have occurred if:

                           (i)      Any "person" (as such term is defined in
Sections 13(d)(3) and Section 14(d)(3) of the Exchange Act), other than the Company, any majority-owned subsidiary of the Company, or any compensation plan of the Company or any majority-owned subsidiary of the Company, becomes the "beneficial owner" (as such term is defined in Rule 13d-3 of the Exchange Act), directly or indirectly, of securities of the Company representing thirty percent (30%) or more of the combined voting power of the Company;

                           (ii)     During any period of three consecutive
years during the term of this Agreement, the individuals who at the beginning of such period constitute the Board of Directors of the Company cease for any reason to constitute at least a majority of such Board of Directors, unless the election of each director who was not a director at the beginning of such period has been approved in


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advance by directors representing at least two-thirds of the directors then in office who were directors at the beginning of such period; or

                           (iii)    The shareholders of the Company approve (1)
a reorganization, merger, or consolidation with respect to which persons who were the shareholders of the Company immediately prior to such reorganization, merger, or consolidation do not immediately thereafter own more than 50% of the combined voting power entitled to vote generally in the election of the directors of the reorganized, merged or consolidated entity; (2) a liquidation or dissolution of the Company; or (3) the sale of all or substantially all of the assets of the Company or of a subsidiary of the Company that accounts for 30% of the consolidated revenues of the Company, but not including a reorganization, merger or consolidation of the Company.

         5.       GROSS-UP PAYMENT.

                  (a) Amount. If any payment or benefit provided to the Employee by the Company (a "Base Payment") is subject to the tax (the "Excise Tax") imposed by Section 4999 of the Internal Revenue Code of 1986, as amended (the "Code") (or any other similar tax that may hereafter be imposed), the Company shall pay to the Employee the "Gross-Up Payment" determined as follows. The "Gross-Up Payment" shall be equal to the sum of (i) the Excise Tax imposed with respect to the Base Payment, plus (ii) the Excise Tax imposed with respect to the Gross-Up Payment, plus (iii) all other taxes imposed on the Employee with respect to the Gross-Up Payment, including income taxes and the Employee's share of FICA, FUTA and other payroll taxes. The Gross-Up Payment shall not include the payment of any tax on the Base Payment other than the Excise Tax. The Gross-Up Payment is intended to place the Employee in the same economic position the Employee would have been in if the Excise Tax did not apply, and shall be calculated in accordance with such intent.

                  (b) Tax Rates and Assumptions. For purposes of determining the amount of the Gross-Up Payment, the Employee shall be deemed to pay Federal income taxes at the highest marginal rate of Federal income taxation in the calendar year in which the Gross-Up Payment is to be made, and state and local income taxes at the highest marginal rate of taxation in the state and locality of the Employee's residence on the date of termination, net of the maximum reduction in Federal income taxes which could be obtained from deduction of such state and local taxes.

                  (c) Payment and Calculation Procedures. The Gross-Up Payment attributable to a Base Payment shall be paid to the Employee in cash and at such times as such Base Payment is paid or provided pursuant to this Agreement. Simultaneously with or prior to the Company's payment of a Base Payment, the Company shall deliver to the Employee a written statement specifying the total amount of the Base Payment and the Excise Tax and Gross-Up Payment relating to the Base Payment, if any, together with all supporting calculations and conclusions. If the Employee disagrees with the Company's determination of the Excise Tax or Gross-Up Payment, the Employee shall submit to the Company, no later than 30 days after receipt of the Company's written statement, a written notice advising the Company of


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the disagreement and setting forth the Employee's calculation of said amounts.
The Employee's failure to submit such notice within such period shall be conclusively deemed to be an agreement by the Employee as to the amount of the Excise Tax and Gross-Up Payment, if any. If the Company agrees with the Employee's calculations, it shall pay any shortfall in the Gross-Up Payment to the Employee within 20 days after receipt of such a notice from the Employee. If the Company does not agree with the Employee's calculations, it shall provide the Employee with a written notice within 20 days after the receipt of the Employee's calculations advising the Employee that the disagreement is to be referred to an independent accounting firm for resolution. Such disagreement shall be referred to an independent "Big 4" accounting firm which is not the regular accounting firm of the Company and which is designated by the Company. The Company shall be required to designate such accounting firm within 10 days after issuance of the Company's notice of disagreement. The accounting firm shall review all information provided to it by the parties and submit a written report to the parties setting forth its calculation of the Excise Tax and the Gross-Up Payment within 15 days after submission of the matter to it, and such decision shall be final and binding on all of the parties. The fees and expenses charged by said accounting firm shall be paid by the Company. If the amount of the Gross-Up Payment actually paid by the Company was less than the amount calculated by the accounting firm, the Company shall pay the shortfall to the Employee within 5 days after the accounting firm submits its written report. If the amount of the Gross-Up Payment actually paid by the Company was greater than the amount calculated by the accounting firm, the Employee shall pay the excess to the Company within 5 days after the accounting firm submits its written report.

                  (d) Subsequent Recalculation. In the event the Internal Revenue Service or other applicable governmental authority imposes an Excise Tax with respect to a Base Payment that is greater than the amount of the Excise Tax determined pursuant to the immediately preceding paragraph, the Company shall reimburse the Employee for the full amount of such additional Excise Tax plus any interest and penalties which may be imposed in connection therewith, and pay to the Employee a Gross-up Payment sufficient to make the Employee whole and reimburse the Employee for any Excise Tax, income tax and other taxes imposed on the reimbursement of such additional Excise Tax and interest and penalties, in accordance with the principles set forth above.

                  (e) Example. The calculation of the Gross-Up Payment is illustrated by the example set forth in Schedule 5(e), attached to this Agreement and hereby incorporated by reference. The amounts set forth in such example are for illustration purposes only and no implication shall be drawn from such example as to the amounts otherwise payable to the Employee by the Company.

         6. SUCCESSOR TO COMPANY. The Company shall require any successor, whether direct or indirect, to all or substantially all of the business, properties and assets of the Company whether by purchase, merger, consolidation or otherwise, prior to or simultaneously with such purchase, merger, consolidation or other acquisition to execute and to deliver to the Employee a written instrument in form and in substance reasonably satisfactory to the Employee pursuant to which any such successor shall agree to assume and to timely perform or to cause to be timely performed all of the Company's covenants, agreements and obligations set forth in this Agreement (a "Successor Agreement"). The failure of the


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Company to cause any such successor to execute and deliver a Successor
Agreement to the Employee shall constitute a material breach of the provisions of this Agreement by the Company.

         7. RESTRICTIVE COVENANTS. In consideration of his employment and the other benefits arising under this Agreement, the Employee agrees that during the term of this Agreement, and for a period of three (3) years following the termination of this Agreement, the Employee shall not directly or indirectly:

                  (a) alone or as a partner, joint venturer, officer, director, member, employee, consultant, agent, independent contractor or stockholder of, or lender to, any company or business, (i) engage in the business of solid waste collection, disposal or recycling (the "Solid Waste Services Business") in any market in which the Company or any of its subsidiaries or affiliates does business, or any other line of business which is entered into by the Company or any of its subsidiaries or affiliates during the term of this Agreement, or (ii) compete with the Company or any of its subsidiaries or affiliates in acquiring or merging with any other business or acquiring the assets of such other business; or

                  (b) for any reason, (i) induce any customer of the Company or any of its subsidiaries or affiliates to patronize any business directly or indirectly in competition with the Solid Waste Services Business conducted by the Company or any of its subsidiaries or affiliates in any market in which the Company or any of its subsidiaries or affiliates does business;
(ii) canvass, solicit or accept from any customer of the Company or any of its subsidiaries or affiliates any such competitive business; or (iii) request or advise any customer or vendor of the Company or any of its subsidiaries or affiliates to withdraw, curtail or cancel any such customer's or vendor's business with the Company or any of its subsidiaries or affiliates; or

                  (c) for any reason, employ, or knowingly permit any company or business directly or indirectly controlled by him, to employ, any person who was employed by the Company or any of its subsidiaries or affiliates at or within the prior six months, or in any manner seek to induce any such person to leave his or her employment.

                   Notwithstanding the foregoing, the beneficial ownership of less than five percent (5%) of the shares of stock of any corporation having a class of equity securities actively traded on a national securities exchange or over-the-counter market shall not be deemed, in and of itself, to violate the prohibitions of this Section.

         8. CONFIDENTIALITY. The Employee agrees that at all times during the term of this Agreement and after the termination of employment for as long as such information remains non-public information, the Employee shall (i) hold in confidence and refrain from disclosing to any other party all information, whether written or oral, tangible or intangible, of a private, secret, proprietary or confidential nature, of or concerning the Company or any of its subsidiaries or affiliates and their business and operations, and all files, letters, memoranda, reports, records, computer disks or other computer storage medium, data, models or any photographic or other tangible materials containing such information ("Confidential

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Information"), including without limitation, any sales, promotional or marketing plans, programs, techniques, practices or strategies, any expansion plans (including existing and entry into new geographic and/or product markets), and any customer lists, (ii) use the Confidential Information solely in connection with his employment with the Company or any of its subsidiaries or affiliates and for no other purpose, (iii) take all precautions necessary to ensure that the Confidential Information shall not be, or be permitted to be, shown, copied or disclosed to third parties, without the prior written consent of the Company or any of its subsidiaries or affiliates, and (iv) observe all security policies implemented by the Company or any of its subsidiaries or affiliates from time to time with respect to the Confidential Information. In the event that the Employee is ordered to disclose any Confidential Information, whether in a legal or regulatory proceeding or otherwise, the Employee shall provide the Company or any of its subsidiaries or affiliates with prompt notice of such request or order so that the Company or any of its subsidiaries or affiliates may seek to prevent disclosure. In addition to the foregoing the Employee shall not at any time libel, defame, ridicule or otherwise disparage the Company.

         9. SPECIFIC PERFORMANCE; INJUNCTION. The parties agree and acknowledge that the restrictions contained in Sections 7 and 8 are reasonable in scope and duration and are necessary to protect the Company or any of its subsidiaries or affiliates. If any provision of Section 7 or 8 as applied to any party or to any circumstance is adjudged by a court to be invalid or unenforceable, the same shall in no way affect any other circumstance or the validity or enforceability of any other provision of this Agreement. If any such provision, or any part thereof, is held to be unenforceable because of the duration of such provision or the area covered thereby, the parties agree that the court making such determination shall have the power to reduce the duration and/or area of such provision, and/or to delete specific words or phrases, and in its reduced form, such provision shall then be enforceable and shall be enforced. The Employee agrees and acknowledges that the breach of Section 7 or 8 will cause irreparable injury to the Company or any of its subsidiaries or affiliates and upon breach of any provision of such Sections, the Company or any of its subsidiaries or affiliates shall be entitled to injunctive relief, specific performance or other equitable relief, without being required to post a bond; provided, however, that, this shall in no way limit any other remedies which the Company or any of its subsidiaries or affiliates may have (including, without limitation, the right to seek monetary damages).

         10. NOTICES. All notices, requests, demands, claims and other communications hereunder shall be in writing and shall be deemed given if delivered by hand delivery, by certified or registered mail (first class postage pre-paid), guaranteed overnight delivery or facsimile transmission if such transmission is confirmed by delivery by certified or registered mail (first class postage pre-paid) or guaranteed overnight delivery to, the following addresses and telecopy numbers (or to such other addresses or telecopy numbers which such party shall designate in writing to the other parties): (a) if to the Company, at its principal executive offices, addressed to the President, with a copy to the General Counsel; and (b) if to the Employee, at the address listed on the signature page hereto.

         11. AMENDMENT; WAIVER. This Agreement may not be modified, amended, or supplemented, except by written instrument executed by all parties. No failure to exercise, and no delay in exercising, any right, power or privilege under this Agreement shall operate as a waiver, nor shall any single or partial exercise of any right, power or privilege hereunder preclude the exercise of any other right, power or privilege. No waiver of any breach of any provision shall be deemed to be a waiver of any preceding or succeeding breach of the same or any other provision, nor shall any waiver be implied from any course of dealing between the parties. No extension of time for performance of any obligations or other acts hereunder or under any other agreement shall be deemed to be an extension of the time for performance of any other obligations or any other acts. The rights and remedies of the parties under this Agreement are in addition to all other rights and remedies, at law or equity, that they may have against each other.

         12. ASSIGNMENT; THIRD PARTY BENEFICIARY. This Agreement, and the Employee's rights and obligations hereunder, may not be assigned or delegated by him. The Company may assign its rights, and delegate its obligations, hereunder to any affiliate of the Company, or any successor to the Company or its Solid Waste Services Business, specifically including the restrictive covenants set forth in Section 7 hereof. The rights and obligations of the Company under this Agreement shall inure to the benefit of and be binding upon its respective successors and assigns.

         13. SEVERABILITY; SURVIVAL. In the event that any provision of this Agreement is found to be void and unenforceable by a court of competent jurisdiction, then such unenforceable provision shall be deemed modified so as to be enforceable (or if not subject to modification then eliminated herefrom) to the extent necessary to permit the remaining provisions to be enforced in accordance with the parties intention. The provisions of Sections 7 and 8 will survive the termination for any reason of the Employee's relationship with the Company.

         14. INDEMNIFICATION. The Company agrees to indemnify the Employee during the term and after termination of this Agreement in accordance with the provisions of the Company's certificate of incorporation and bylaws and the Delaware General Corporation Law.

         15. COUNTERPARTS. This Agreement may be signed in any number of counterparts, each of which shall be an original but all of which together shall constitute one and the same instrument.

         16. GOVERNING LAW. This Agreement shall be construed in accordance with and governed for all purposes by the laws of the State of Florida applicable to contracts executed and to be wholly performed within such State.

         17. ENTIRE AGREEMENT. This Agreement contains the entire understanding of the parties in respect of its subject matter and supersedes all prior agreements and understandings (oral or written) between or among the parties with respect to such subject matter. Upon the execution of this Agreement the provisions of the Existing Employment Agreement shall be superseded and shall be of no further force and effect except as specifically preserved by the terms of this Agreement.

         18. HEADINGS. The headings of Paragraphs and Sections are for convenience of reference and are not part of this Agreement and shall not affect the interpretation of any of its terms.

         19. CONSTRUCTION. This Agreement shall be construed as a whole according to its fair meaning and not strictly for or against any party. The parties acknowledge that each of them has reviewed this Agreement and has had the opportunity to have it reviewed by their respective attorneys and that any rule of construction to the effect that ambiguities are to be resolved against the drafting party shall not apply in the interpretation of this Agreement.

         20. ATTORNEY'S FEES. If at any time following a Change of Control of the Company, there should arise any dispute as to the validity, interpretation or application of any term or condition of this Agreement, the Company agrees, upon written demand by the Employee (and Employee shall be entitled upon application to any court of competent jurisdiction, to the entry of a mandatory injunction, without the necessity of posting any bond with respect thereto, compelling the Company) to promptly provide sums sufficient to pay on a current basis (either directly or by reimbursing Employee) Employee's costs and reasonable attorneys' fees (including expenses of investigation and disbursements for the fees and expenses of experts, etc.) incurred by the Employee in connection with any such dispute or any litigation, provided that Employee shall repay any such amounts paid or advanced if Employee is not the prevailing party with respect to at least one material claim or issue in such dispute or litigation. If at any time when there has not previously been a Change of Control of the Company, there should arise any dispute or litigation as to the validity, interpretation or application of any term or condition of the Agreement, the prevailing party in such dispute or litigation shall be entitled to recover from the non-prevailing party its costs and reasonable attorneys' fees (including expenses of investigation and disbursements for the fees and expenses of experts, etc.) incurred in such dispute or litigation. The provisions of this Section 20, without implication as to any other section hereof, shall survive the expiration or termination of this Agreement and Employee's employment hereunder.

         21. WITHHOLDING. All payments made to the Employee shall be made net of any applicable withholding for income taxes, Excise Tax and the Employee's share of FICA, FUTA or other taxes. The Company shall withhold such amounts from such payments to the extent required by applicable law and remit such amounts to the applicable governmental authorities in accordance with applicable law.


                         [SIGNATURES ON FOLLOWING PAGE]

         IN WITNESS WHEREOF, the parties have executed this Agreement effective as of the date first above written.


                                    REPUBLIC SERVICES, INC., a Delaware
                                    corporation


                                    By: /s/ James E. O'Connor
                                       ----------------------------------------
                                       James E. O'Connor, Chairman and
                                       Chief Executive Officer


                                    EMPLOYEE:



                                    /s/ Michael Cordesman
                                   --------------------------------------------
                                    MICHAEL CORDESMAN

                                    Address for Notices:

                                    5760 Northwest 120th Avenue
                                    Coral Springs, Florida 33076

                                 SCHEDULE 5(E)

                            GROSS-UP PAYMENT EXAMPLE

         Assume that the Company makes a Base Payment to the Employee of $900,000, and that $600,000 is subject to an Excise Tax of 20%. Also assume that the maximum combined effective federal, state and local tax rate, including the Employee's share of payroll taxes but not including the Excise Tax rate, is 45%. Under these circumstances, the Gross-Up Payment would be $342,857.14.

         The Gross-Up Payment in this example is equal to the amount of the Base Payment subject to the Excise Tax ($600,000), multiplied by the Excise Tax rate, expressed as a decimal (.20), and divided by the remainder of 1 minus the Excise Tax rate, expressed as a decimal, and minus the effective rate of tax of the Employee exclusive of the Excise Tax, expressed as a decimal (1-.20-.45). Hence, the Gross- Up Payment is $600,000 x .20 / (1-.20-.45) = $342,857.14.

         The Gross-Up Payment of $342,857.14 represents the sum of the amounts referred to in clauses (i), (ii) and (iii) of Section 5(a) of this Agreement, as set forth below.


         clause (i):
         Excise Tax on Base Payment                            120,000.00
         (600,000 x .20)

         clause (ii):
         Excise Tax on Gross-Up Payment
         (342,857.14 x .20)                                     68,571.43

         clause (iii):
         Other taxes on Gross-Up Payment
         (342,857.14 x .45)                                    154,285.71
                                                               ----------

         TOTAL TAXES SUBJECT TO GROSS-UP                       342,857.14
                                                               ==========